Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement (File No. 333-209869) of DowDuPont Inc. on Form S-4 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of The Dow Chemical Company (“Dow”) and E. I. du Pont de Nemours and Company (“DuPont”), which is part of the Registration Statement, of our opinion dated December 10, 2015, to its inclusion as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary — The Mergers and the Merger Agreement — Opinions of Dow’s Financial Advisors,” “— The Adoption of the Merger Agreement — Opinions of Dow’s Financial Advisors — Morgan Stanley,” “ — The Adoption of the Merger Agreement — Opinions of Dow’s Financial Advisors — Summary of Financial Analyses,” “— The Adoption of the Merger Agreement — Opinions of Dow’s Financial Advisors — Miscellaneous,” “ — The Adoption of the Merger Agreement — Background of the Mergers” and “— The Adoption of the Merger Agreement — Dow’s Reasons for the Mergers; Recommendation of the Dow Board.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Lily Mahdavi

New York, New York

April 18, 2016